Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-00024 of Valassis Communications, Inc. on Form S-8 of (i) our report dated February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and intangible assets) appearing in the Annual Report on Form 10-K of Valassis Communications, Inc. for the year ended December 31, 2002, and (ii) our report dated June 10, 2003 appearing in the Annual Report on Form 11-K for the Valassis Communications, Inc. Employees’ 401(k) Retirement Savings Plan for the year ended December 31, 2002.

/s/    Deloitte & Touche LLP

Deloitte & Touche LLP

Detroit, Michigan

August 8, 2003